SUBSIDIARIES – EXHIBIT 21

20-F ANNUAL REPORT

Filed May 2005

SUBSIDIARY COMPANIES

The Corporation has incorporated the following wholly-owned subsidiaries to hold mineral claims and carry on mineral exploration within their respective jurisdictions.

Rimfire Alaska, Ltd.	State of Alaska	August 19, 1998
Rimfire Nevada Ltd.	State of Nevada	January 4, 2005